Exhibit 99.1

AmpliPhi Biosciences Announces Pricing of Public Offering of

Common Stock and Warrants

AmpliPhi Biosciences Corporation (NYSEMKT:APHB), a biotechnology company focused on the discovery, development and commercialization of novel phage therapeutics, today announced the pricing of an underwritten public offering of 5,335,000 shares of its common stock and warrants to purchase up to an aggregate of 5,335,000 shares of common stock. Each share of common stock is being sold together with a warrant to purchase one share of common stock at a combined price to the public of $0.75 per share and accompanying warrant. The warrants will be immediately exercisable at a price of $0.75 per share of common stock and will expire five years from the date of issuance. The shares of common stock and warrants will be issued separately and will be immediately separable upon issuance. The offering is expected to close on or about November 22, 2016, subject to customary closing conditions.

The net proceeds to AmpliPhi from this offering are expected to be approximately $3.8 million, after deducting underwriting discounts and commissions and before deducting other offering expenses payable by AmpliPhi, and excluding any proceeds that may be received upon exercise of the warrants. AmpliPhi anticipates using the net proceeds from the offering for general corporate purposes, including manufacturing expenses, clinical trial expenses, research and development expenses and general and administrative expenses.

Roth Capital Partners is acting as the sole book-running manager for the offering and Griffin Securities, Inc. is acting as the co-manager.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission (SEC) on November 16, 2016.  The offering is being made only by means of a prospectus forming part of the effective registration statement. Copies of the final prospectus relating to the offering, when available, may be obtained for free by visiting the SEC’s website at http://www.sec.gov, or alternatively from the offices of Roth Capital Partners, LLC, 888 San Clemente Drive, Newport Beach, CA 92660, or by telephone at (800) 678-9147.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About AmpliPhi Biosciences

AmpliPhi Biosciences Corporation is a biotechnology company focused on the development and commercialization of novel bacteriophage-based antibacterial therapeutics. AmpliPhi's product development programs target infections that are often resistant to existing antibiotic treatments. AmpliPhi is currently conducting a Phase 1 clinical trial of AB-SA01 for the treatment of  Staphylococcus aureus in chronic rhinosinusitis patients and another Phase 1 clinical trial to evaluate the safety of AB-SA01 when administered topically to the intact skin of healthy adults. AmpliPhi is also developing bacteriophage therapeutics targeting Pseudomonas aeruginosa and Clostridium difficile in collaboration with a number of leading organizations focused on the advancement of bacteriophage-based therapies.

About Bacteriophage

Bacteriophage are naturally occurring viruses that are highly specific for the bacterial hosts they infect. They can rapidly kill their host, amplifying themselves in the process. Bacteriophage are unaffected by antibiotic resistance and are able to disrupt bacterial biofilms. Such biofilms are a major line of defense for bacteria, contributing to antibiotic resistance. Bacteriophage are able to penetrate biofilms and replicate locally to high levels, to produce strong local therapeutic effects without destroying bacteria important to normal human health.

Forward Looking Statements

Statements in this press release that are not statements of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, without limitation, statements about AmpliPhi’s expectations regarding the completion, timing and size of the public offering and the anticipated use of net proceeds therefrom. Words such as “believe,” “anticipate,” “plan,” “expect,” “intend,” “will,” “may,” “goal,” “potential” and similar expressions are intended to identify forward-looking statements, though not all forward-looking statements necessarily contain these identifying words. Among the factors that could cause actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties associated with market conditions and the satisfaction of customary closing conditions related to the offering, as well as risks and uncertainties associated with AmpliPhi’s business and financial condition in general, including the risks and uncertainties described in AmpliPhi’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2016, as filed with the SEC, and other filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and AmpliPhi undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.